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                                              [LINCOLN FINANCIAL GROUP(R) LOGO]

JOHN L. REIZIAN
ASSISTANT VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
350 CHURCH STREET
HARTFORD, CONNECTICUT 06103-1106
TELEPHONE: (860) 466-1539
FACSIMILE:  (860) 466-1778
John.Reizian@lfg.com


April 22, 2009

U. S. Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549-0506

Re: Lincoln Life & Annuity Flexible Premium Variable Life Account M
    (the "Account")
    Lincoln Life & Annuity Company of New York
    Post-Effective Amendment No. 3, Form N-6, Rule 485(b)
    File No. 333-141771; 811-08559; CIK: 0001051629

Dear Sir or Madam:

As Assistant Vice President and Associate General Counsel of Lincoln Life & Annuity Company of New York ("LLANY"), I am familiar with the actions of the Board of Directors of LLANY, establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933, (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Charter and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to said Post-Effective Amendment No. 3 to the Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement, as amended.

Sincerely,

/s/ John L. Reizian

John L. Reizian
Assistant Vice President and Associate General Counsel